Exhibit 99.4

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Adds Seven New Customers in Third Quarter of 2005
Wednesday December 28, 12:11 pm ET

FRISCO, Texas, Dec. 28 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) announced today that the Company signed seven additional oil and natural gas companies during the third quarter of 2005. The Company added three Petroware 2000 customers and four Petroware 2000 ASP accounts. Many new companies are forming in the industry which has enabled the Company to experience this high demand. Avatar’s products are superior to its competitors and the Company expects product demand, revenues and profits to benefit.

Avatar’s core business continues to grow with oil and natural gas companies investing in better technology to enhance productivity and improve efficiencies. We expect 2005 and 2006 to be very good years for our company,” said Chuck Shreve, President and CEO of Avatar Systems, Inc.

Avatar Systems, Inc. is based in Frisco, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Source: Avatar Systems, Inc.